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Dean Foods Company

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Dean Foods Company Annual Meeting Voting Considerations May 2012

Compensation-Related Matters
•Dean Foods Company is soliciting your advisory vote on executive compensation
•ISS recommends voting “FOR” our executive compensation program
–our pay for performance is rated as a “low” concern
–ISS notes that we responded to stockholder concerns by eliminating excise tax gross-ups in future change-in-control agreements
•Glass Lewis recommends voting “AGAINST” (i) our executive compensation program because, among other reasons, they allege we have failed to align pay for performance and (ii) election of J. Wayne Mailloux to the Board because he serves on our Compensation Committee
–We strongly disagree with Glass Lewis’ analysis, which seems to utilize a substantially different peer group that may not include CPG companies in its pay for performance analysis and continues to penalize our compensation structure for having excise tax gross-ups despite our adoption of the policy prospectively eliminating gross-ups in change-in-control agreements

Compensation-Related Matters
•Our Board recommends you vote “FOR” our executive compensation program
–Our compensation policies and practices link pay to performance and strongly align the interests of our executive officers with our stockholders
–We eliminated excise tax gross-ups for future change-in-control agreements in response to stockholder concerns and corporate governance best practices
–We recently adopted stock ownership guidelines
–Our CEO reduced his base salary with approval of the Compensation Committee in view of 2010 performance
–We finished 2011 with a return to growth in the third and fourth quarters of 2011 and met or exceeded our guidance to investors in each quarter of 2011
•Our Board recommends you vote “FOR” the election of Mr. Mailloux to the Board
–Mr. Mailloux should not be punished merely for being part of our Compensation
Committee.  If stockholders disapprove of the company’s executive compensation they have the ability to express such disapproval in the “Say-on-Pay” vote
–Mr. Mailloux’s experience in the beverage industry, combined with his global business experience, make him well qualified to advise our company

Separation of Chairman and CEO Role
•A stockholder proposal seeks to urge the Board to adopt a policy that the Board’s
Chairman be an independent director
•ISS and Glass Lewis each recommends voting “FOR” this proposal
•We strongly disagree with ISS’ and Glass Lewis’ recommendations, and the
Board recommends voting “AGAINST” this proposal
–Nine out of ten members of our Board are independent
–Our Board has an independent lead director whose duties are closely aligned with the role of an independent chairman, including (i) calling all Board meetings, (ii) approving the schedule and agenda for all Board meetings, (iii) presiding at executive sessions of the Board and (iv) acting as a liaison between the independent directors and our CEO
–The independent members of the Board meet regularly in executive session
–The majority of S&P 500 companies have combined the Chairman and CEO roles
–Combining the Chairman and CEO roles facilitates information flow between management and the Board

Accelerated Vesting of Equity Awards
•A stockholder proposal seeks to urge the Board to adopt a policy prohibiting the acceleration of equity awards upon a change in control of the company
•ISS and Glass Lewis recommends voting “FOR” this proposal claiming that a change in control would provide an “economic windfall” to plan participants and
CEO
•We strongly disagree with ISS’ and Glass Lewis’ recommendations and the
Board recommends voting “AGAINST” this proposal
–Flexible compensation policies are imperative to recruit and retain executive talent
–Accelerated vesting of equity awards upon a change in control (i) aligns executive and stockholder interests, (ii) enables the company to retain its management team while a change in control transaction is pending, and (iii) avoids potential conflicts of interest and distractions that may arise when the company is going through a change in control
–A majority of our peers do not have such a policy so adoption of the proposed policy would disadvantage us in recruiting and retaining executive talent
–Such a policy would penalize management if we were taken private

Equity Retention Guidelines
•A stockholder proposal seeks to urge the Board to adopt a policy requiring senior executives retain until retirement at least 75% of shares received through compensation programs.
•Glass Lewis recommends voting “AGAINST” this proposal because the proposed policy “may hinder the ability of the compensation committee to attract and retain executive talent” and it does not believe that the proposal “serves the best interests of shareholders at this time.” We agree with this assessment of the proposal.
•ISS recommends voting “FOR” this proposal “[b]ased on the spirit of the proposal”
–We strongly disagree with ISS’ recommendation because it fails to (i) provide a detailed analysis of the proposal, (ii) properly account for the stock ownership guidelines already adopted by the Board, (iii) consider that such a policy is unusual for our peer group, and (iv) recognize the significant disadvantage that such a proposal would have on our ability to attract and retain executive talent

Equity Retention Guidelines
•Our Board recommends voting “AGAINST” this proposal
–We have adopted equity ownership guidelines of 5x annual salary for our
CEO and 2x annual salary for our other Executive Officers
–Our CEO owns stock worth over 30 times his base salary
–The proposed policy would place restrictions on executives until retirement even if such executive is no longer employed by us
–Retention guidelines as proposed are uncommon in our peer group and would significantly inhibit our ability to attract and retain executive talent
–Our current compensation methodology already provides for meaningful stock ownership by our executives and aligns stockholder and executive interests